Exhibit 99.1

Investor Contact:	Linda Hurt	FOR IMMEDIATE RELEASE
(817) 352-6452

Media Contact:	John Ambler
(817) 867-6407

Burlington Northern Santa Fe Reports
First Quarter 2009 Results

•
Quarterly earnings were $0.86 per diluted share, which included a $0.19 per share charge related to an unfavorable coal rate case decision and an $0.08 per share loss on unwinding interest rate hedges on debt no longer expected to be issued. This compares to first-quarter 2008 earnings of $1.30 per diluted share.

•
Freight revenues decreased $831 million, or 20 percent, to $3.31 billion compared with the first quarter of 2008 as loads handled decreased 14 percent. The 20-percent decrease in freight revenues included a reduction in fuel surcharges of approximately $325 million and a $96 million charge related to the unfavorable coal rate case decision.

•
Operating expenses decreased $631 million, or 19 percent, to $2.76 billion compared with the first quarter of 2008. The reduction in operating expenses was driven by strong cost controls, decreased unit volumes and lower fuel expenses resulting from decreased fuel prices.

        FORT WORTH, Texas, April 23, 2009 - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported quarterly earnings of $0.86 per diluted share, which included a $0.19 per share charge related to an unfavorable coal rate case decision and an $0.08 per share loss on unwinding interest rate hedges on debt no longer expected to be issued. This compares to first-quarter 2008 earnings of $1.30 per diluted share.

-more-

        “During the first quarter of 2009, BNSF’s focus on cost control and a variable cost structure enabled us to weather a difficult economic environment,” said Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer. “BNSF continues to manage through the recession and is well positioned to take advantage of the eventual economic recovery."

        First-quarter 2009 freight revenues decreased $831 million, or 20 percent, to $3.31 billion compared with $4.14 billion in the prior year. The 20-percent decrease in revenues included a decrease in fuel surcharges of approximately $325 million and a $96 million charge in excess of amounts previously accrued related to the unfavorable coal rate decision. The remaining variance was due to lower unit volumes as a result of the economic downturn, partially offset by improved yields.

        Coal revenues were $863 million.  Excluding the $96 million charge related to the unfavorable coal rate decision, coal revenues increased $5 million, or 1 percent, reflecting improved yields on slightly lower unit volumes. Agricultural Products revenues were $187 million, or 22 percent lower than the first quarter of 2008. Lower unit volumes caused mainly by reduced domestic loadings and international grain shipments were partially offset by improved yields. Industrial Products revenues declined $220 million, or 23 percent, to $719 million, which included a decline in unit volumes that was driven by lower demand for construction products and building products and was partially offset by improved yields. Consumer Products revenues fell $333 million, or 24 percent, to $1.05 billion, on lower international intermodal, domestic intermodal and automotive volumes due to economic conditions. Decreased fuel surcharges driven by lower fuel prices also negatively impacted revenues of each of the business units.

        Operating expenses for the first quarter of 2009 were $2.76 billion compared with first-quarter 2008 operating expenses of $3.39 billion. The $631 million decrease in operating expenses was driven by strong cost controls, decreased unit volumes and lower fuel prices, which decreased fuel expenses by about $300 million.

        First-quarter 2009 interest expense increased $64 million, or 48 percent, to $198 million compared with $134 million in the first quarter of 2008.  This increase was primarily attributable to a $43 million loss on unwinding interest rate hedges on debt no longer expected to be issued, and the unfavorable coal rate case decision further increased interest expense by $9 million.

        Burlington Northern Santa Fe Corporation’s subsidiary BNSF Railway Company operates one of the largest North American rail networks, with about 32,000 route miles in 28 states and two Canadian provinces. BNSF Railway Company is among the world's top transporters of intermodal traffic, moves more grain than any other American railroad, carries the components of many of the products we depend on daily, and hauls enough low-sulfur coal to generate about ten percent of the electricity produced in the United States. BNSF Railway Company is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

Financial information follows:

Burlington Northern Santa Fe Corporation
Consolidated Income Information
(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2009	2008

Operating revenues
Freight revenues (a)	$3,312	$4,143
Other revenues	112	118
Total operating revenues	3,424	4,261

Operating expenses
Compensation and benefits	868	983
Fuel	614	1,045
Purchased services	478	525
Depreciation and amortization	370	341
Equipment rents	201	230
Materials and other	224	262
Total operating expenses	2,755	3,386

Operating income	669	875
Interest expense (b)	198	134
Other expense, net	3	−

Income before income taxes	468	741
Income tax expense	175	286

Net income	$293	$455

Diluted earnings per share	$0.86	$1.30

Diluted average shares outstanding (in millions)	341.9	351.3

Operating ratio (c)	79.8%	78.9%

(a)	2009 includes a $96 million charge related to an unfavorable coal rate case decision.

(b)	2009 includes a $43 million loss on interest rate hedges and $9 million related to an unfavorable coal rate case decision.

(c)	Calculated as total operating expenses less other revenues divided by freight revenues.

Burlington Northern Santa Fe Corporation
Consolidated Balance Sheet Information
(Dollars in millions, except per share amounts)

	March 31, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$610	$633
Accounts receivable, net	825	847
Materials and supplies	538	525
Current portion of deferred income taxes	472	442
Other current assets	277	218
Total current assets	2,722	2,665

Property and equipment, net	31,391	30,847

Other assets	2,850	2,891

Total assets	$36,963	$36,403

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$3,133	$3,190
Long-term debt due within one year	275	456
Total current liabilities	3,408	3,646

Long-term debt and commercial paper	9,416	9,099
Deferred income taxes	8,787	8,590
Pension and retiree health and welfare liability	1,049	1,047
Casualty and environmental liabilities	968	959
Employee separation costs	56	57
Other liabilities	1,865	1,874
Total liabilities	25,549	25,272

Stockholders' equity:
Common stock and additional paid-in capital	7,662	7,636
Retained earnings	12,921	12,764
Treasury stock and other	(9,169)	(9,269)
Total stockholders' equity	11,414	11,131

Total liabilities and stockholders' equity	$36,963	$36,403

Book value per share	$33.62	$32.82
Common shares outstanding (in millions)	339.5	339.2
Net debt to total capitalization (a)	44.3%	44.5%

(a)	Net debt is calculated as total debt less cash and cash equivalents, and capitalization is calculated as the sum of net debt and total stockholders’ equity.

Burlington Northern Santa Fe Corporation
Consolidated Cash Flow Information
(in millions)

	Three Months
	Ended March 31,
	2009	2008

Operating activities

Net income	$293	$455
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	370	341
Deferred income taxes	90	83
Long-term casualty and environmental liabilities, net	(1)	7
Other, net	49	1
Change in accounts receivable sales program	(50)	−
Other changes in working capital	(17)	28

Net cash provided by operating activities	734	915

Investing activities

Capital expenditures	(462)	(468)
Construction costs for facility financing obligation	(13)	(4)
Acquisition of equipment pending financing	(286)	(173)
Proceeds from sale of assets financed	368	−
Other, net	2	(98)

Net cash used for investing activities	(391)	(743)

Financing activities

Net (payments) borrowings	(251)	430
Dividends paid	(136)	(112)
Purchase of BNSF common stock	(4)	(373)
Proceeds from stock options exercised	8	35
Proceeds from facility financing obligation	15	18
Other, net	2	25

Net cash (used for) provided by financing activities	(366)	23
(Decrease) increase in cash and cash equivalents	(23)	195

Cash and cash equivalents:
Beginning of period	633	330
End of period	$610	$525

Burlington Northern Santa Fe Corporation
Operating Statistics *

	Three Months
	Ended March 31,
	2009	2008

Revenue Statistics

Cars / units (in thousands)	2,128	2,486

Average revenue per car / unit (a)	$1,602	$1,667

Average length of haul (miles)	1,099	1,087

Revenue ton miles (in millions)	149,148	167,936

Freight revenue / thousand GTM (a)	$13.80	$14.65

Freight revenue / thousand RTM (a)	$22.85	$24.67

Operating / Productivity Statistics

Operating Expense
Gross ton miles (in millions)	247,008	282,818

Operating expense / thousand GTM	$11.15	$11.97

Thousand GTM / average employee	6,421	6,991

Compensation
Average employees	38,468	40,453

Compensation and benefits / average employee	$22,561	$24,297

Compensation and benefits / thousand GTM	$3.51	$3.48

Fuel (b)
GTM / gallon of fuel	777	777

Gallons of fuel used (in millions)	318	364

Average price per gallon of fuel (c)	$1.85	$2.77

Velocity
Locomotive miles per day	298.6	303.7

Car miles per day	224.0	202.0

*	Certain prior period amounts have been reclassified to conform with the current period presentation.
(a)
2009 coal revenues on a GAAP basis were $863 million.  However, for comparative purposes the table above excludes (from coal revenues and from the computation of amounts derived therefrom) a $96 million charge related to an unfavorable coal rate case decision.

(b)	Fuel statistics are based on locomotive diesel fuel.
(c)	Includes handling, taxes and hedge effect.

Burlington Northern Santa Fe Corporation
Revenue Statistics by Commodity
	Three Months
	Ended March 31,		Percent
Revenues (in millions)	2009	2008	Change
Domestic Intermodal	$515	$636	(19.0)%
International Intermodal	462	619	(25.4)
Automotive	74	129	(42.6)
Total Consumer Products	1,051	1,384	(24.1)

Coal (a)	959	954	0.5
Industrial Products	719	939	(23.4)
Agricultural Products	679	866	(21.6)
Total freight revenue	3,408	4,143	(17.7)
Other revenue	112	118	(5.1)
Total revenues	$3,520	$4,261	(17.4)%

Cars / units (in thousands)
Domestic Intermodal	458	504	(9.1)%
International Intermodal	497	622	(20.1)
Automotive	21	39	(46.2)
Total Consumer Products	976	1,165	(16.2)

Coal	627	634	(1.1)
Industrial Products	298	403	(26.1)
Agricultural Products	227	284	(20.1)
Total cars / units	2,128	2,486	(14.4)%

Average revenue per car / unit
Domestic Intermodal	$1,124	$1,262	(10.9)%
International Intermodal	930	995	(6.5)
Automotive	3,524	3,308	6.5
Total Consumer Products	1,077	1,188	(9.3)

Coal (a)	1,530	1,505	1.7
Industrial Products	2,413	2,330	3.6
Agricultural Products	2,991	3,049	(1.9)
Average revenue per car / unit	$1,602	$1,667	(3.9)%

Revenue ton miles (in millions)
Domestic Intermodal	11,867	12,795	(7.3)%
International Intermodal	14,700	18,996	(22.6)
Automotive	793	1,457	(45.6)
Total Consumer Products	27,360	33,248	(17.7)

Coal	73,245	72,310	1.3
Industrial Products	21,301	28,355	(24.9)
Agricultural Products	27,242	34,023	(19.9)
Total revenue ton miles	149,148	167,936	(11.2)%

Freight revenue per thousand ton miles
Domestic Intermodal	$43.40	$49.71	(12.7)%
International Intermodal	31.43	32.59	(3.6)
Automotive	93.32	88.54	5.4
Total Consumer Products	38.41	41.63	(7.7)

Coal (a)	13.09	13.19	(0.8)
Industrial Products	33.75	33.12	1.9
Agricultural Products	24.92	25.45	(2.1)
Freight revenue per thousand ton miles	$22.85	$24.67	(7.4)%

(a)
2009 coal revenues on a GAAP basis were $863 million.  However, for comparative purposes the table above excludes (from coal revenues and from the computation of amounts derived therefrom) a $96 million charge related to an unfavorable coal rate case decision.

Burlington Northern Santa Fe Corporation
Capital Expenditures

	Three Months
	Ended March 31,
	2009	2008

Capital expenditures (in millions)
Engineering
Rail	$110	$87
Ties	87	71
Surfacing	42	40
Other	108	100
Total engineering	347	298
Mechanical	37	36
Other	28	29
Total replacement capital	412	363

Information services	19	23
Terminal and line expansion	31	82
Total capital expenditures	$462	$468

Track miles of rail laid
Replacement capital	205	153
Expansion projects	12	13
Total	217	166

Cross ties inserted (thousands)
Replacement capital	769	540
Expansion projects	10	33
Total	779	573

Track resurfaced (miles)	2,351	2,015